Exhibit 3.1

THE COMPANIES LAW (AS AMENDED) COMPANY LIMITED BY

SHARES

FIFTH AMENDED AND RESTATED MEMORANDUM AND

ARTICLES OF ASSOCIATION OF

ASLAN PHARMACEUTICALS LIMITED

(Adopted by Special Resolution passed on 16 August 2016)

THE COMPANIES LAW (AS AMENDED) COMPANY LIMITED

BY SHARES

FIFTH AMENDED AND RESTATED MEMORANDUM OF

ASSOCIATION

OF

ASLAN PHARMACEUTICALS LIMITED

(Adopted by Special Resolution passed on 16 August 2016)

1.	The name of the Company is ASLAN PHARMACEUTICALS LIMITED (the “Company”).

2.	The registered office of the Company is situated at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands or at such other location as the Directors may from time to time determine.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Law of the Cayman Islands (as amended) (the “Law”).

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Law.

5.	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.	The capital of the Company is NT$2,000,000,000 divided into 200,000,000 ordinary shares of a nominal or par value of NT$10.00 each provided always that subject to the Law and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company will not exercise the power contained in Section 226 of the Law to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

i

ii

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

FIFTH AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

ASLAN PHARMACEUTICALS LIMITED

(Adopted by Special Resolution passed on 16 August 2016)

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Law shall not apply to ASLAN PHARMACEUTICAL LIMITED (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“10% Reserve” has the meaning given thereto in Article 136;

“Applicable Listing Rules” means the relevant ROC laws, regulations, rules and code as amended, from time to time, applicable as a result of the original and continued trading or listing of any shares on any Taiwan stock exchange or securities market, including, without limitation the relevant provisions of Securities and Exchange Act, the Acts Governing Relations Between Peoples of the Taiwan Area and the Mainland Area, or any similar statute and the rules and regulations of the Taiwan authorities thereunder, and the rules and regulations promulgated by the Financial Supervisory Commission, the Taipei Exchange (formally known as GreTai Securities Market) or the Taiwan Stock Exchange;

“Articles” means these articles of association of the Company, as amended or substituted from time to time;

“Audit Committee” means the audit committee under the Board of Directors, which shall comprise solely of Independent Directors of the Company;

“Branch Register” means any branch register of such category or categories of Members as the Company may determine;

“Chairman” has the meaning given thereto in Article 96;

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company;

“Commission” means Financial Supervisory Commission of Taiwan or any other authority for the time being administering the Securities and Exchange Act of Taiwan;

“Constituent Company” means an existing company that is participating in a Merger with one or more other existing companies within the meaning of the Law;

“Directors” and “Board of Directors” and “Board” means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof;

“Directors’ Remunerations” has the meaning given thereto in Article 136;

“electronic” shall have the meaning given to it in the Electronic Transactions Law (as amended) of the Cayman Islands and any amendment thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefore;

“electronic communication” means transmission to any number, address or internet website or other electronic delivery methods as otherwise decided and approved by not less than two-thirds of the vote of the Board;

“Emerging Market” means the emerging market board of the TPEx; “Employees’ Remunerations” has the meaning given thereto in Article 136; “Indemnified Person” has the meaning given thereto in Article 163;

“Independent Director” means a director who is an independent director as defined in the Applicable Listing Rules;

“Law” means the Companies Law of the Cayman Islands (as amended);

“Memorandum of Association” means the memorandum of association of the Company, as amended or substituted from time to time;

“Merger” means the merging of two or more Constituent Companies and the vesting of their undertaking, property and liabilities in one of such company as the Surviving Company within the meaning of the Law;

“Office” means the registered office of the Company as required by the Law;

“Ordinary Resolution” means a resolution passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company;

“paid up” means paid up as to the par value and any premium payable in respect of the issue of any Shares and includes credited as paid up;

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires;

“preferred Shares” has the meaning given thereto in Article 12;

“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Law and there Articles, means the Register maintained by the Company pursuant to the Law and these Articles that is not designated by the Directors as a Branch Register;

“Private Placement” means issuance of securities of the Company (including Shares, options, warrants, rights attached to debt or equity securities to subscribe further for securities and other securities) to specific persons pursuant to the Applicable Listing

Rules, but excluding any employee incentive programme or issuance of Shares in connection with meeting the Company’s obligations under warrants, options, convertible bonds or preferred Shares;

“Register” means the register of Members of the Company required to be kept pursuant to the Law and includes any Branch Registers established by the Company in accordance with the Law;

“Remuneration Committee” means the remuneration committee established and appointed by the Board of Directors;

“Republic of China”, “ROC” or “Taiwan” means the Republic of China, its territories, its possessions and all areas subject to its jurisdiction;

“Seal” means the common seal of the Company (if adopted) including any facsimile thereof;

“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company;

“Securities and Futures Institute” means the Securities and Futures Institute in the Republic of China;

“Share” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share;

“Share Exchange” means the transfer of all the issued shares of the Company by the Shareholders to another company in exchange for the shares issued by such company to the Shareholders;

“Shareholder” or “Member” means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending the issue to such subscriber of the subscriber Share or Shares;

“Share Premium Account” means the share premium account established in accordance with these Articles and the Law;

“Shareholders’ Service Agent” means the agent licensed by Taiwan authorities to provide certain shareholders services in accordance with the Applicable Listing Rules to the Company;

“signed” means bearing a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a person with the intent to sign the electronic communication;

“Special Resolution” means a special resolution of the Company passed in accordance with the Law, being a resolution passed by a majority of not less than two- thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given;

“Spin-off” refers to an act wherein a transferor company transfers all of its independently operated business or any single independently operated business to an existing or a newly incorporated company as consideration for that existing transferee company or newly incorporated transferee company to issue new shares to the transferor company or to shareholders of the transferor company;

“Subordinate Company” means a company:

(a)	of which the Company holds a majority of the total number of issued voting shares or to which the Company contributes a majority of the total capital amount; or

(b)	over which the Company has direct or indirect managerial control of the personnel, financial or business operations.

“Supermajority Resolution” means a resolution adopted by a majority vote of the Members at a general meeting attended by Members who represent two-thirds or more of the total outstanding shares of the Company or, if the total number of shares represented by the Members present at the general meeting is less than two-thirds of the total outstanding shares of the Company, but more than one-half of the total outstanding shares of the Company, means instead, a resolution adopted at such general meeting by the Members who represent two-thirds or more of the total number of shares entitled to vote on such resolution at such general meeting;

“Surviving Company” means the sole remaining Constituent Company into which one or more other Constituent Companies are merged within the meaning of Law;

“TPex” means the Taipei Exchange in Taiwan which was formerly known as GreTai Securities Market;

“TDCC” means the Taiwan Depository & Clearing Corporation;

“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled in accordance with the Law, these Articles and the Applicable Listing Rules; and

“TSE” means the Taiwan Stock Exchange.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(e)	reference to any determination by the Directors shall be construed as a determination by the Directors in their absolute discretion and shall be applicable either generally or in any particular case; and

(f)	reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.

3.	Subject to the last two preceding Articles, any words defined in the Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The business of the Company may be commenced at any time after incorporation.

5.	The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.	The preliminary expenses incurred in the formation of the Company and in connection with the issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.	The Directors shall keep, or cause to be kept, the Register at such place as the Directors may from time to time determine and, in the absence of any such determination, the Register shall be kept at the Office.

8.	If the Directors consider it necessary or appropriate, the Company may establish and maintain one or more Branch Registers as well as the Principal Register at such location or locations within or outside the Cayman Islands as the Directors think fit, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Law. The Principal Register and the Branch Register(s) shall together be treated as the Register for the purposes of the Articles.

9.	For so long as any Shares are traded on the Emerging Market, the TPEx or the TSE, the record of the shareholders of the Company maintained by TDCC shall be a listed shares register.

SHARES

10.	Subject to these Articles, all Shares for the time being unissued shall be under the control of the Directors who may :

(a)	issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)	grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

11.	The Directors may authorise the division of Shares into any number of Classes and the different Classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) shall be fixed and determined by the Directors.

12.	The Company may issue Shares with rights which are preferential to those of ordinary Shares issued by the Company (“preferred Shares”) with the approval of a majority of the Directors present at a meeting attended by two-thirds or more of the total number of the Directors and with the approval of a Special Resolution. Prior to the issuance of any preferred Shares approved pursuant to this Article 12, these Articles shall be amended to set forth the rights and obligations of the preferred Shares, including but not limited to the following terms, and the same shall apply to any variation of rights of preferred Shares:

(a)	order, fixed amount or fixed ratio of allocation of Dividends and bonus on preferred Shares;

(b)	order, fixed amount or fixed ratio of allocation of surplus assets of the Company;

(c)	order of or restriction on the voting right(s) (including declaring no voting rights whatsoever) of preferred Shareholders;

(d)	other matters concerning rights and obligations incidental to preferred Shares; and

(e)	the method by which the Company is authorized or compelled to redeem the preferred Shares, or a statement that redemption rights shall not apply.

13.	The issue of new Shares of the Company shall be approved by a majority of the Directors present at a meeting attended by two-thirds or more of the total number of the Directors. The issue of new Shares shall at all times be subject to the sufficiency of the authorised capital of the Company.

14.	The Company shall not issue any unpaid Shares or partly paid-up Shares. The Company shall not issue shares in bearer form.

15.	Where the Company increases its issued share capital by issuing new Shares for cash consideration, the Directors may reserve ten to fifteen percent of the new shares for subscription by the employees of the Company or of any of its Subordinate Companies who are determined by the Board in its reasonable discretion.

16.

For so long as the Shares are registered in the Emerging Market or listed on the TPEx or TSE, unless otherwise resolved by the Members in general meeting by Ordinary Resolution, if at anytime the Board resolves to issue any new Share, the Company shall subject to Applicable Listing Rules, after reserving the portion of Shares for subscription by its employees and for public offering in Taiwan pursuant to Article 15 and Article 18 respectively, first offer such remaining new Shares by a written notice and a public announcement to each then Shareholder for their subscriptions in proportion to the number of Shares held by them respectively, and shall state in the notice that if any Shareholder fails to subscribe for new Shares, his right shall be forfeited. Where a fractional percentage of the original Shares being held by a Shareholder is insufficient to subscribe for one new Share, the fractional percentages of the original Shares being held by several Shareholders may be combined for joint subscription of one or more integral new Shares or for subscription of new Shares in the name of a single Shareholder. New Shares left unsubscribed by original Shareholders may be open for public issuance or for subscription by specific person or persons through negotiation.

17.	The Shareholders’ pre-emptive right prescribed under Article 16 shall not apply in the event that new Shares are issued due to the following reasons or for the following purpose:

(a)	in connection with a merger with another company, or the Spin-off of the Company, or pursuant to any reorganization of the Company;

(b)	in connection with meeting the Company’s obligation under Share subscription warrants and/or options;

(c)	in connection with meeting the Company’s obligation under corporate bonds which are convertible bonds or vested with rights to acquire Shares;

(d)	in connection with meeting the Company’s obligation under preferred Shares vested with rights to acquire Shares; or

(e)	in connection with a Private Placement.

18.	Where the Company increases its capital by issuing new Shares for cash consideration in Taiwan, the Company shall allocate 10% of the total amount of the new Shares to be issued, for offering in Taiwan to the public unless it is not necessary or appropriate, according to the Applicable Listing Rules, for the Company to conduct the aforementioned public offering. Provided however, if a percentage higher than the aforementioned 10% is resolved by a general meeting to be offered, the percentage determined by such resolution shall prevail.

19.	The Company may, upon resolution by a majority votes at a meeting of the Board of Directors attended by two-thirds or more of the Directors, adopt one or more employee incentive programmes pursuant to which shares, options, warrants, or other similar instruments to acquire Shares may be granted to employees of the Company or any Subordinate Company who meet the requirements and qualifications to subscribe for Shares; provided that, in no event shall the aggregate number of shares to be issued pursuant to such employee incentive programs exceed fifteen percent (15%) of the then total issued and outstanding shares of the Company. The options, warrants, or other similar instruments to acquire Shares granted to any employee under any employee stock option plan shall be non-transferable, except to the heirs of the employees.

20.	Subject to Article 49, the Company may, by Special Resolution at the most recent general meeting, transfer Treasury Shares to employees of the Company or of any of its Subordinate Company at less than the average actual repurchase price. The Company shall have listed the following matters with respect to such transfer in the notice of that general meeting and may not raise those matters by ad hoc motions:

(a)	the exercise price, the discount percentage, the bases of calculations, and the reasonableness thereof;

(b)	the number of Treasury Shares to be transferred, the purpose, and the reasonableness thereof;

(c)	qualification requirements for employees of the Company or of any of its Subordinate Company subscribing to the Treasury Shares, and the number of Treasury Shares they are allowed to subscribe for;

(d)	factors affecting shareholders’ equity, including:

(1)	the expensable amount, and dilution of the Company’s earnings per Share;

(2)	explanation on the financial burden imposed on the Company by transferring Treasury Shares to employees at less than the average actual repurchase price.

In previous instances where the transfer of Treasury Share to the employees have been approved at general meetings and the Treasury Shares have been transferred, the aggregate number of Treasury Shares so transferred may not exceed 5 percent of the total issued Shares of the Company, and the aggregate number of Shares subscribed by any single employee may not exceed 0.5 percent of total issued Shares.

21.	The Company may issue shares being subject to the restrictions as the Directors may from time to time agree with the employees for subscription by the employees of the Company or any subordinate company by a Supermajority Resolution, in which event Articles 15 and 16 shall not apply. For so long as the Shares are registered in the Emerging Market or listed on the TPEx or TSE, the issuance of such shares for employees, including but not limited to the issuance amount, issuance price, and issuance conditions, shall be set in compliance with the Applicable Listing Rules.

MODIFICATION OF RIGHTS

22.	Whenever the capital of the Company is divided into different Classes the rights attached to any such Class may (unless otherwise provided by the terms of issue of the Shares of that Class) only be materially adversely varied or abrogated with the sanction of a Special Resolution passes at a separate meeting of the holders of the Shares of that Class, but not otherwise. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-half in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to the terms of issue of the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him.

23.	The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them, the redemption or purchase of Shares of any Class by the Company.

CERTIFICATES

24.	Subject to the provisions of the Law, the Company may issue Shares without printing share certificates for the Shares issued, and the details regarding such issue of Shares shall be recorded by TDCC in accordance with the Applicable Listing Rules. Every person whose name is entered as a member in the Register may be entitled to a certificate in the form determined by the Board of Directors if the Board of Directors resolves that a share certificate shall be issued.

25.	In the event the Board of Directors resolves that share certificates shall be issued pursuant to Article 24 hereof, the Company shall deliver the share certificates to the subscribers within thirty days from the date such share certificates may be issued pursuant to the Law, the Memorandum of Association, the Articles, and the Applicable Listing Rules, and shall make a public announcement prior to the delivery of such share certificates pursuant to the Applicable Listing Rules.

FRACTIONAL SHARES

26.	Subject to the Applicable Listing Rules and these Articles, the Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

TRANSFER OF SHARES

27.	Subject to the Law, Shares issued by the Company shall be freely transferable, provided that any Shares issued or transferred to the employees of the Company or of any of its Subordinate Companies pursuant to Articles 15 or 21 or 41 may be subject to transfer restrictions for a specific period of time as may be agreed with the Company and such employee and such period for the Shares issued or transferred to the employees pursuant to Article 15 or 41 shall be no longer than two years.

28.	The instrument of transfer of any Share shall be in any usual or common form or such other form as the Directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares. Subject to the requirements of applicable laws of the Cayman Islands, transfers of uncertificated Shares which are registered in the Emerging Market or listed in the TPEx or the TSE may be effected by any method of transferring or dealing in securities introduced by the TPEx or TSE or operated in accordance with the Applicable Listing Rules as appropriate.

29.	The Board may decline to register any transfer of any Share unless:

(a)	the instrument of transfer is lodged with the Company, accompanied by the certificate (if any) for the Shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of Shares;

(c)	the instrument of transfer is properly stamped, if required; or

(d)	in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four.

30.	The registration of transfers may be suspended when the Register is closed in accordance with Article 53.

31.	All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

TRANSMISSION OF SHARES

32.	The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

33.	Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made. If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

34.	A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company; provided however, that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the Share, and if the notice is not complied with within ninety days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

ALTERATION OF SHARE CAPITAL

35.	The Company may from time to time by Ordinary Resolution increase its authorized share capital by such amount as it thinks expedient.

36.	The Company may also by Special Resolution:

(a)	change its name;

(b)	alter or add to these Articles;

(c)	alter or add to the Memorandum of Association with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital and any capital redemption reserve in any manner authorised by law.

37.	The Company may also by Supermajority Resolution:

(a)	enter into, amend, or terminate any contract for lease of its business in whole, or for entrusting business, or for regular joint operation with others;

(b)	transfer the whole or any material part of its business or assets;

(c)	take over the transfer of another’s whole business or assets, which will have a material effect on the business operation of the Company;

(d)	effect any merger (other than a Merger) or Spin-off of the Company in accordance with the Applicable Listing Rules;

(e)	grant waiver to the Director’s engaging in any business within the scope of the Company’s business;

(f)	discharge or remove any Director;

(g)	resolve to capitalize an amount standing to the credit of reserves (including a share premium account and/or profit account), whether or not available for distribution, or subject to Cayman Islands law, distribute cash out of legal reserve, the premium paid on the issuance of any share and income from endowments received by the Company to the Shareholders

(h)	issue employee stock options where the exercise price for such options is lower than the closing price of the Shares of the Company as of the issuance date (provided such exercise price shall not be less than the par value per Share).

38.	Subject to the Law, these Articles and the quorum requirement under the Applicable Listing Rules, with regard to the dissolution procedures of the Company, the Company shall pass:

(a)	an Ordinary Resolution, if the Company resolves that it be wound up voluntarily because it is unable to pay its debts as they fall due; or

(b)	a Special Resolution, if the Company resolves that it be wound up voluntarily for reasons other than the reason stated in Article 38 (a) above.

39.

In the event any of the resolutions with respect to the paragraph (a), (b), or (c) of the preceding Article 37 is adopted by the Shareholders at a general meeting or a Merger is approved in accordance with the provisions of the Law, any Shareholder who has notified the Company in writing of his objection to such proposal prior to such meeting and subsequently raised his objection at the meeting may request the Company to purchase all of his Shares at the then prevailing fair price; provided, however, that no Shareholder shall have the abovementioned appraisal right if the Shareholders at a general meeting resolve on the dissolution of the Company after the completion of transfer of business or assets under the paragraph (b) of Article 37. In the event any part of the Company’s business is Spun Off or involved in any merger or Share Exchange with any other company, the Shareholder, who has forfeited his right to vote on such matter and expressed his dissent therefor, in writing or verbally (with a record) before or during the general meeting, may request the Company to buy back all of his Shares at the then prevailing fair price. In the event the Company fails to reach such agreement with the Shareholder within sixty days after the resolution date, the Shareholder may, within thirty days after such sixty-day period, file a petition to any competent court of Taiwan for a ruling on the appraisal price, and to the extent that the ruling is capable of enforcement and recognition in the relevant jurisdiction, such ruling by such Taiwan court shall be binding and conclusive as between the Company and requested Shareholder solely with respect to the appraisal price.

REDEMPTION AND PURCHASE OF SHARES

40.	Subject to the Law, the Applicable Listing Rules and these Articles, the Company may issue preferred Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Company may by Special Resolution, before the issue of such Shares, determine. Subject to the Law, the preferred shares shall be redeemable pursuant to the terms; provided that the privileges accorded to preferred shareholders by these Articles shall not be impaired.

41.	For so long as the Shares are registered in the Emerging Market or the TPEx or TSE, matters with respect to the purchase of its own Shares by the Company shall be approved by the Board of Directors in compliance with the Applicable Listing Rules and the Law.

42.	Notwithstanding Articles 40 and 41 and subject to the Law, the Company may with the sanction of an Ordinary Resolution purchase and cancel its own Shares out of the share capital of the Company. The number of Shares to be repurchased and cancelled pursuant to this Article shall be pro rata among the Shareholders in proportion to the number of Shares held by each such Shareholder.

The amount payable to the Shareholders in connection with a repurchase of Shares out of the share capital of the Company may be paid in cash or by way of delivery of assets in specie (i.e., non-cash). The assets to be delivered and the amount of such substitutive share capital in connection with a repurchase of Shares out of the share capital of the Company shall be approved by the Shareholders at the general meeting and shall be subject to consent by the Shareholder receiving such assets. Prior to the general meeting considering such repurchase, the Board of Directors shall have the value of assets to be delivered and the amount of such substitutive share capital in respect of repurchase of the Shares audited and certified by an ROC certified public accountant.

43.	The number of Shares purchased by the Company pursuant to the preceding Article 41 shall not exceed ten percent (10%) of the total number of issued Shares of the Company. The total price of the Shares so purchased shall not exceed the sum of retained earnings plus the premium paid on the issuance of any share and income from endowments received by the Company.

44.	The Directors or managerial officers of the Company, or their spouse, minor children (under age of 20), or any other persons who hold the Shares for the benefits of the Directors, officers, their spouses or minor children, shall not sell or otherwise transfer their Shares during the period when the Company is purchasing its own Shares pursuant to the Article 41.

45.	The resolution for the purchase of the Shares by the Company pursuant to the Article 41 and the implementation thereof shall be reported in the most recent general meeting regardless of whether the Company does purchase the Shares in accordance with such resolution or not.

46.	Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

47.	The redemption, purchase of any Share shall not be deemed to give rise to the redemption, purchase of any other Share.

48.	Subject to the Law, the Applicable Listing Rules and Article 42, the Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie.

TREASURY SHARES

49.	Subject to Article 41, Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Law. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

50.	No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) and the allotment of bonus shares may be declared or paid in respect of a Treasury Share.

51.	The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Law.

52.	Subject to Articles 20 and 41 and the Applicable Listing Rules, Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

CLOSING REGISTER OR FIXING RECORD DATE

53.	For the purpose of determining those Members that are entitled to receive notice of, attend or vote at any meeting of Members or any adjournment thereof, or those Members that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Member for any other purpose, the Directors may provide that the Register shall be closed for transfers for a stated period. For so long as the Shares are registered in the Emerging Market or listed in the TPEx or TSE, the Register shall be closed not less than the minimum period, as prescribed by the Applicable Listing Rules.

54.	The Directors shall make a public announcement of the closing of the Register on the website designated by the Commission and the TPEx or TSE pursuant to the Applicable Listing Rules, if required.

GENERAL MEETINGS

55.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

56.	The Board may, whenever they think fit, convene a general meeting of the Company; provided that the Company shall in each year hold a general meeting as its annual general meeting within six months after close of each fiscal year and shall specify the meeting as such in the notices calling it.

57.	At these meetings the report of the Directors (if any) shall be presented. For so long as the Shares are registered in the Emerging Market or listed in the TPEx or TSE, all general meetings shall be held in Taiwan. If the Directors resolve to hold a general meeting outside Taiwan or the shareholder(s) obtain the approval of the Commission to hold a general meeting outside Taiwan, the Company or such shareholders shall apply for the approval of the TPEx (or the TSE, if applicable) thereof within two days after the board resolution or the Commission’s approval (as applicable). Where a general meeting is to be held outside Taiwan, the Company shall engage a designated institute approved by the Commission and the TPEx (or the TSE, if applicable) to handle the administration of such general meeting and shall allow the votes of the Shareholders to be exercised in writing or by way of electronic transmission.

58.	Extraordinary general meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at general meetings of the Company holding at least three percent (3%) of the paid up voting share capital of the Company for a period of one year or a longer time deposited at the Office or the Shareholders’ Service Agent specifying the subjects for discussion and the reasons, and if the Board fails to give a notice for convening such meeting within 15 days after the date of such deposit, for so long as the Shares are registered in the Emerging Market or listed on the TPEx or TSE, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company. However, any meeting convened pursuant to this Article shall be held within three months after the expiration of the said 15-day period.

59.	If at any time there are no Directors, any Shareholder or Shareholders holding at least three percent (3%) of the paid up voting share capital of the Company for a period of one year or a longer time may, subject to the approval of the Commission for so long as the Shares are registered in the Emerging Market or listed on the TPEx or TSE, convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

60.

At least thirty and fifteen days’ notices in writing shall be given for any annual and extraordinary general meetings, respectively. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business. The notice for a general meeting may be given by means of electronic communication if the Company obtains prior consent by the individual recipients. The Company shall make a public announcement on the website designated by the Commission and the TPEx or TSE 30 days before an annual general meeting or 15 days before an extraordinary general meeting, regarding the meeting notice, proxy form, explanatory materials relating to proposals for ratification, matters for resolution, election or dismissal of directors and other matters on the meeting agenda. Where votes of shareholders are to be exercised by way of a written ballot, a copy of the materials referred to in the preceding provision and the written ballot shall also be sent to the Shareholders.

61.	The following matters shall be specified in the notice of a general meeting, and shall not be proposed as ad hoc motions:

(a)	election or discharge of directors;

(b)	amendments to these Articles;

(c)	dissolution, merger, Share Exchange or Spin-off of the Company;

(d)	repurchasing and cancelling Shares out of the share capital of the Company pursuant to Article 42;

(e)	applying for the cessation of its status as a public company;

(f)	entering into, amendment to, or termination of any contract for lease of its business in whole, or for entrusting business, or for regular joint operation with others;

(g)	the transfer of the whole or any material part of its business or assets;

(h)	taking over another’s whole business or assets, which will have a material effect on the business operation of the Company;

(i)	carrying out private placement of its securities;

(j)	granting waiver to the Director’s engaging in any business within the scope of business of the Company;

(k)	distributing part or all of its dividends or bonus by way of issuance of new Shares;

(l)	capitalization of the statutory reserve or any other amount prescribed under Article 151 hereof;

(m)	issuance of employee stock options where the exercise price for such options is lower than the closing price of the Shares of the Company as of the issuance date; and

(n)	matters with respect to the issuance of restricted Shares for the employees as required by the Applicable Listing Rules.

62.	For so long as the Shares are registered in the Emerging Market or listed on the TPEx or TSE, the Company shall prepare a manual for each general meeting and the relevant materials, which will be made available to all Shareholders and shall be published on the website designated by the Commission and the TPEx or TSE pursuant to the Applicable Listing Rules.

PROCEEDINGS AT GENERAL MEETINGS

63.	No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, the holders of Shares being more than an aggregate of one-half of all Shares in issue present in person or by proxy and entitled to vote shall be a quorum for all purposes.

64.	Shareholder(s) holding one percent or more of the total number of issued Shares immediately prior to the relevant book close period may propose in writing to the Company a proposal for discussion at an annual general meeting. Where the number of Shares held by the Shareholder(s) making the said proposal is less than one percent (1%) of the total number of issued Shares, or where the subject (the matter) of the said proposal cannot be settled or resolved by a resolution at a general meeting, or that a proposal contains more than one matter, or that a proposal is submitted on a day beyond the deadline fixed and announced by the Company for accepting shareholders’ proposals, such proposal shall not be included in the agenda.

65.	The Chairman, if any, of the Board of the Directors shall preside as chairman at every general meeting of the Company convened by the Board of the Directors. For a general meeting convened by any other person having the convening right, such person shall act as the chairman of that meeting; provided that if there are two or more persons jointly having the convening right, the chairman of the meeting shall be elected from those persons.

66.	If there is no such chairman, or if at any general meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, any Director nominated by the Directors shall preside as chairman, failing which the Shareholders present shall choose any Person present to be chairman of that meeting.

67.	Unless otherwise expressly provided herein, if a quorum is not present at the time appointed for the general meeting or if during such a general meeting a quorum ceases to be present, the chairman may postpone the general meeting to a later time, provided, however, that the maximum number of times a general meeting may be postponed shall be two and the total time postponed shall not exceed one hour. If the general meeting has been postponed for two times, but at the postponed general meeting a quorum is still not present, the chairman shall declare the general meeting is dissolved, and if it is still necessary to convene a general meeting, it shall be reconvened as a new general meeting in accordance with these Articles. The chairman may by Ordinary Resolution (and shall if so directed by the meeting) adjourn a meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for more than five (5) days, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

68.	At any general meeting a resolution put to the vote of the meeting shall be decided on a poll. The number or proportion of the votes in favour of, or against, that resolution shall be recorded in the minutes of the meeting.

69.	Unless otherwise expressly required by the Law or these Articles, any matter which has been presented for resolution, approval, confirmation or adoption by the Shareholders at any general meeting may be passed by an Ordinary Resolution.

70.	The minutes of the general meeting shall be distributed to each Shareholder after the meeting and/or made public pursuant to the Applicable Listing Rules.

71.	In the case of an equality of votes, the chairman of the meeting shall not be entitled to a second or casting vote.

VOTES OF SHAREHOLDERS

72.	Subject to any rights and restrictions for the time being attached to any Share, every Shareholder and every Person representing a Shareholder by proxy shall have one vote for each Share of which he or the Person represented by proxy is the holder. For so long as the Shares are registered in the Emerging Market or listed on the TPEx or TSE, subject to the laws of the Cayman Islands and in accordance with the Applicable Listing Rules, a Shareholder shall not exercise the votes with respect to the Shares he/it holds separately unless he/it holds certain Shares for the benefit of others; the qualifications, scope, methods of exercise, operating procedures and other matters with respect to the exercise of votes separately by the Shareholders shall be in compliance with the Applicable Listing Rules.

73.	No vote may be exercised with respect to any of the following Shares and such Shares shall not be counted in determining the number of issued Shares:

(a)	the Shares held by any subsidiary of the Company, where the total number of voting shares or total shares equity held by the Company in such a subsidiary represents more than one half of the total number of voting shares or the total shares equity of such a subsidiary; or

(b)	the Shares held by another company, where the total number of the shares or total shares equity of that company held by the Company and its subsidiaries directly or indirectly represents more than one half of the total number of voting shares or the total share equity of such a company.

For so long as the Shares are registered in the Emerging Market or listed on the TPEx or TSE, if a Director gives security over more than 50% of the number of Shares (the “Pledged Shares”) he/it held at the time he/it was elected as a Director (the “Initial Shares”), no vote may be exercised with respect to the Shares representing the difference between the Pledged Shares and 50% of the Initial Shares, and such Shares representing the difference between the Pledged Shares and 50% of the Initial Shares shall not be counted in the number of the votes casted by the Shareholders present at the general meeting. The voting restriction referred to in the preceding provision shall also apply to such Shares held by a Person who ceases to be a Director during the period when the Register is closed for transfer for the purpose of the same general meeting.

74.	In the case of joint holders, the joint holders shall select among them a representative for the exercise of their shareholder’s rights and the vote of their representative who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders.

75.	A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in mental illness, may vote by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote by proxy.

76.	A Shareholder may appoint a proxy to attend a general meeting on his behalf by executing a proxy prepared by the Company stating therein the scope of power authorized to the proxy. A Shareholder may only execute one proxy and appoint one proxy for each general meeting, and shall serve such written proxy to the Company no later than five (5) days prior to the meeting date. In case the Company receives two or more written proxies from one Shareholder, the first one arriving at the Company shall prevail unless an explicit statement to revoke the previous written proxy is made in the proxy which comes later. In case a Shareholder who has submitted a proxy appointing a person as his or her proxy to attend the general meeting on his or her behalf intends to attend the general meeting in person or to submit his votes by way of a written ballot or by way of electronic transmission, he shall, at least two days prior to the date of the meeting revoke such proxy. If a Shareholder who has submitted a proxy does not submit such a revocation before the prescribed time, the appointment of that person as his or her proxy and the vote casted by that person as his or her proxy shall prevail.

77.	The instrument appointing a proxy shall be in the form approved by the Board and be expressed to be for a particular meeting only.

78.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an officer or attorney duly authorised. A proxy need not be a Shareholder.

79.	Except for trust enterprises organized under the laws of the ROC or Shareholders’ Service Agents approved by Taiwan competent authorities, when a person who acts as the proxy for two or more Shareholders, the number of votes represented by him shall not exceed three percent (3%) of the total number of votes of the Company and the portion of excessive votes represented by such proxy shall not be counted.

80.	For so long as the Shares are registered in the Emerging Market or listed on the TPEx or TSE, the use and solicitation of proxies shall be in compliance with the Applicable Listing Rules, including but not limited to “Regulations Governing the Use of Proxies for Attendance at Shareholder Meetings of Public Companies”.

81.	A Shareholder cannot exercise his own vote or by proxy on behalf of another Shareholder in respect of any contract or proposed contract or arrangement if he may be interested therein. Such Shares shall not be counted in determining the number of votes of the Shareholders present at the said meeting with regard to such resolution, but such Shares may be counted in determining the number of Shares represented at the meeting for the purposes of determining the quorum.

82.	The votes may be exercised by way of a written ballot or by way of electronic transmission if the method for exercising the votes has been described in the notice of the general meeting. The Company shall adopt the electronic transmission as one of the methods for exercising the votes if so required pursuant to the Applicable Listing Rules. Where the Company allows the votes of the Shareholders to be exercised by way of a written ballot or by way of electronic transmission, it shall have listed all proposals and matters in the notice that general meeting and may not raise any matter by ad hoc motions; the Company shall adopt the candidate nomination mechanism in accordance with the Applicable Listing Rules if the Shareholders will elect directors at such general meeting.

83.	A Shareholder who exercises his votes by way of a written ballot or by way of electronic transmission as set forth in the preceding Article 82 shall be deemed to have, to the extent permitted by the Cayman Islands law and the Applicable Listing Rules, appointed the chairman of the meeting as such Shareholder’s proxy and such appointment shall not be treated as an appointment of any proxy as defined under the Applicable Listing Rules but any Shareholder voting in such manner shall be deemed to waive notice of, and the right to vote in regard to, any ad hoc motion or amendment to the original agenda items to be resolved at the said general meeting, and shall therefore not be entitled to such notice or right to vote. The chairman of the meeting shall vote on behalf of such Shareholders according to their voting instructions. In the event that the chairman of the meeting does not vote on behalf of such Shareholders according to their voting instructions, such votes shall not be counted in determining the number of votes of the Shareholders present at the said meeting provided that such shares may be counted in determining the number of shares of the Shareholders present at such general meeting for the purpose of determining the quorum.

84.	A Shareholder shall submit his vote by way of a written ballot or by way of electronic transmission to the Company no later than the second (2nd) day prior to the scheduled meeting date of the general meeting; whereas if two or more such written ballot or electronic transmission are submitted to the Company, the proxy deemed to be given to the chairman of the general meeting pursuant to Article 82 by the first written ballot or transmission shall prevail unless it is expressly included in the subsequent vote by written ballot or electronic transmission that the original vote submitted by written ballot or electronic transmission be revoked.

85.	In case a Shareholder who has exercised his votes by way of a written ballot or by way of electronic transmission intends to attend the general meeting in person, he shall, at least two days prior to the date of the meeting revoke such vote by written ballot or electronic transmission and such revocation shall constitute a revocation of the proxy deemed to be given to the chairman of the general meeting pursuant to Article 84. If a Shareholder who has submitted his or her vote in writing or by way of electronic transmission pursuant to Article 83 does not submit such a revocation before the prescribed time, his or her vote by written ballot or electronic transmission and the proxy deemed to be given to the chairman of the general meeting pursuant to Article 83 shall prevail.

86.	If a Shareholder has submitted his or her vote in writing or by way of electronic transmission pursuant to Article 83, and has subsequently submitted a proxy appointing a person as his or her proxy to attend the general meeting on his or her behalf, the subsequent appointment of that person as his or her proxy shall be deemed to be a revocation of such Shareholder’s deemed appointment of the chairman of the general meeting as his or her proxy pursuant to Article 83 and the vote casted by that person subsequently appointed as his or her proxy shall prevail.

87.	In case the procedure for convening a general meeting of Members or the method of adopting resolutions is in violation of the Law, Applicable Listing Rules or these Articles, a Shareholder may, within thirty (30) days from the date of the resolution, submit a petition for an appropriate remedy to the court of the Cayman Islands or Taiwan, and if Taiwan, the Taipei District Court as the court of first instance to the extent available under the relevant laws.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

88.	Any government or corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Board of Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the government/corporation which he represents as that government/corporation could exercise if it were an individual Shareholder or Director.

DIRECTORS

89.	Unless otherwise determined by the Company in general meeting, the number of Directors shall be no less than five Directors and no more than nine Directors, the exact number of Directors to be determined from time to time solely by an Ordinary Resolution of the general meeting. For so long as the Shares are listed on the TPEx or TSE, the Directors shall include such number of Independent Directors as applicable law, rules or regulations or the Applicable Listing Rules require for a foreign issuer.

90.	For so long as the Shares are registered in the Emerging Market or listed on the TPEx or TSE, the qualifications, composition, election, removal, duties and powers and other relevant matters of Directors, Independent Directors, Audit Committee and Remuneration Committee shall be in compliance with the Applicable Listing Rules.

91.	The Shareholders may in a general meeting appoint natural person or corporation to be a Director. At a general meeting of election of Directors, the number of votes exercisable in respect of one Share shall be the same as the number of directors to be elected, and the total number of votes per share may be consolidated for election of one candidate or may be split for election of two or more candidates. A candidate to whom the ballots cast represent a prevailing number of votes shall be deemed a director so elected.

92.	So long as the Shares are registered in the Emerging Market or listed on the TPEx or TSE, the Company shall adopt a candidate nomination mechanism for the election of the Directors and Independent Directors which is in compliance with Applicable Listing Rules. The rules and procedures for such candidate nomination shall be in accordance with policies established by the Directors and by an Ordinary Resolution from time to time, which policies shall be in accordance with the Law, these Articles and the Applicable Listing Rules.

93.	Subject to these Articles, the term for which a Director will hold office shall be three years; thereafter he/she may be eligible for re-election. In case no election of new Directors is effected after expiration of the term of office of the existing Directors, the term of office of such Directors shall be extended until the time new Directors are elected and assume their office.

94.	A Director may be discharged at any time by a Supermajority Resolution adopted at a general meeting. If a Director is discharged during the term of his/her office as a director without good cause, such Director may make a claim against the Company for any and all damages sustained by him/her as a result of such discharge.

95.	If prior to the expiration of the term of the existing Directors, the shareholders elect new Directors to replace all existing Directors, unless otherwise resolved at such general meeting, the existing Directors’ office shall be deemed discharged immediately upon the appointment of such new Directors.

96.

The Board of Directors shall have a Chairman (the “Chairman”) elected and appointed by a majority of the Directors present at the Board meeting the quorum of which shall be two-thirds of all of the Directors then in office. The period for which the Chairman will hold office will also be determined by a majority of the Directors present at the Board meeting with a quorum of at least two-thirds of all of the Directors then in office. The Chairman shall preside as chairman at every meeting of the Board. To the extent the Chairman is not present at a meeting of the Board of Directors within fifteen minutes after the time appointed for holding the same, the attending Directors may choose one of their number to be the chairman of the meeting.

97.	The Board may, from time to time, and except as required by the applicable laws and Applicable Listing Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives, which shall be intended to set forth the policies of the Company and the Board on various corporate governance related matters as the Board shall determine by resolution from time to time.

98.	A Director shall not be required to hold any Shares in the Company by way of qualification.

DIRECTORS’ FEES AND EXPENSES

99.	The remuneration of the Directors may only be paid in cash. The amount of such remuneration is authorized to be decided by the Board of Directors, taking into account suggestions made by the Remuneration Committee, the extent and value of the services provided for the management of the Company and the standard of the same industry worldwide. Each Director shall be entitled to be repaid or prepaid all travelling, hotel and incidental expenses reasonably incurred or expected to be incurred by him in attending meetings of the Board or committees of the Board or general meetings or separate meetings of any class of Shares or of debentures of the Company or otherwise in connection with the discharge of his duties as a Director.

100.	Any Director who, by request, goes or resides abroad for any purpose of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine and such extra remuneration shall be in addition to or in substitution for any ordinary remuneration provided for by or pursuant to any other Article.

ALTERNATE DIRECTOR

101.	Any Director may in writing appoint another Director to be his alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to act in such Director’s place at any meeting of the Directors at which he is unable to be present. Every such alternate shall be entitled to attend and vote at meetings of the Directors as a Director when the Director appointing him is not personally present and to have a separate vote on behalf of the Director he is representing in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall not be an officer of the Company. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

102.

Any Director may appoint another Director to be the proxy of that Director to attend and vote on his behalf, in accordance with instructions given by that Director at a meeting or meetings of the Directors which that Director is unable to attend personally. A proxy of a Director shall accept an appointment to act as the proxy of one other Director only. The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting of the Directors at which such proxy is to be used, or first used, prior to the commencement of the meeting.

POWERS AND DUTIES OF DIRECTORS

103.	Subject to the Law, these Articles, Applicable Listing Rules and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

104.	A Director shall have loyalty and shall exercise due care of a good administrator in conducting the business operations of the Company; and if he/she has acted contrary thereto, he/she may be liable for the damages sustained by the Company therefrom. If the Director does anything for himself/herself or on behalf of another person in violation of the preceding provision subject to Cayman Islands law the Shareholders may, by Ordinary Resolution, consider the benefits to such Director as a result of such act as benefits of the Company and request the relevant Director to return the benefits. If a Director has, in the course of conducting the business operations of the Company, violated any provision of the applicable laws and/or regulations and thus caused damages to any other person, subject to Cayman Islands law, he/she shall be liable, jointly and severally, for the damages to such other person.

A managerial officer of the Company shall have the same liabilities as those of a Director in carrying out his/her duties.

105.	The Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, the office of the chief executive officer, president, one or more vice-presidents, chief financial officer or controller, treasurer, assistant treasurer, or manager, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto determine if any managing director ceases from any cause to be a Director, or if the Company by Supermajority Resolution resolves that his tenure of office be terminated.

106.	The Directors may appoint a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors.

107.	The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

108.	Notwithstanding anything contained in these Articles and to the extent as required by the Applicable Listing Rules, the Company shall establish a Remuneration Committee to review the salary, stock options, and any other substantive incentive measures for Directors and managerial officers of the Company. The composition, power and relevant matters of the Remuneration Committee shall be subject to the Applicable Listing Rules.

109.	The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretion vested in him. For so long as the Shares are registered in the Emerging Market or listed in the TPEx or TSE, the Company shall appoint in Taiwan a litigious and non-litigious agent who shall also be the responsible person under the Applicable Listing Rules in Taiwan. Such representative shall have a domicile or residence within the territory of Taiwan.

110.	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in Articles 111, 112 and 113 shall not limit the general powers conferred by this Article.

111.	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Persons to be members of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Persons.

112.	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

113.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

114.	The Company shall establish an Audit Committee pursuant to the Applicable Listing Rules. The composition and qualification of the members of the Audit Committee shall be subject to Applicable Listing Rules.

115.	The power and authority of the Audit Committee shall be subject to the Applicable Listing Rules.

BORROWING POWERS OF DIRECTORS

116.	Subject to these Articles and the Applicable Listing Rules, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking and property, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

117.	The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

118.	The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

119.	The office of Director shall be vacated, if the Director:

(a)	committed a felony and has been adjudicated guilty by a final judgment, and the time elapsed after he has served the full term of the sentence is less than five years;

(b)	has been sentenced to imprisonment for a term of more than one year for commitment of fraud, breach of trust or misappropriation, and the time elapsed after he has served the full term of such sentence is less than two years;

(c)	has been adjudicated guilty by a final judgment for misappropriating company or public funds during the time of his public service, and the time elapsed after he has served the full term of such sentence is less than two years;

(d)	becomes bankrupt or makes any arrangement or composition with his creditors;

(e)	has been dishonored for unlawful use of credit instruments, and the term of such sanction has not expired yet;

(f)	losses all or part of legal capacity;

(g)	dies or is found to be or becomes of unsound mind;

(h)	resigns his office by notice in writing to the Company;

(i)	for so long as the Shares are registered in the Emerging Market or listed on the TPEx or TSE, has transferred more than one half of the Shares being held by him/it on the date of the general meeting at which his/its appointment was approved (the “Approval Date”); or

(j)	is removed from office pursuant to these Articles.

For so long as the Shares are registered in the Emerging Market or listed on the TPEx or TSE, if the Director, after the Approval Date and before his/its commencement of the office of Director, has transferred more than one half of the Shares being held by him/it as at the Approval Date he/it was elected or had transferred more than one half of the Shares being held by him/it within relevant book close period prior to such general meeting, the election of his/its directorship shall be deemed invalid.

120.	Subject to the Law and Cayman Islands law, any Shareholder(s) holding 3% or more of the total number of issued Shares for a period of one year or a longer time shall have the right to submit a petition for and on behalf of the Company against its director(s), and the Taipei District Court, ROC, may be court of the first instance for this matter. If a director has, in the course of performing his duties, committed any act resulting in material damage to the Company or in serious violation of applicable laws and/or regulations or these Articles, but has not been removed by the Company pursuant to a Supermajority Resolution vote, then, subject to the Law and Cayman Islands law, any Shareholder(s) holding 3% or more of the total number of issued Shares shall have the right, within 30 days after that general meeting, to petition any competent court for the removal of such Director, at the Company’s expense. The Taipei District Court, ROC, may be court of the first instance for this matter.

PROCEEDINGS OF DIRECTORS

121.	The Directors may meet together (either within or outside the Cayman Islands) for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. The notice for a Board meeting may be given by means of electronic communication. Questions arising at any meeting shall be decided by a majority of votes present at such meeting. In case of an equality of votes the chairman shall not have a second or casting vote. A Director may, and on the requisition of a Director shall, at any time summon a meeting of the Directors.

122.	A Director may participate in any meeting of the Board of Directors, or of any committee appointed by the Board of Directors of which such Director is a member, via video conference by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

123.	Subject to these Articles, the quorum necessary for the transaction of the business of the Directors shall be more than one-half of the Directors. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present. When the number of vacancies in the Board of Directors of the Company equals to one third of the total number of Directors, the Board of Directors shall hold, within 60 days, a general meeting of Shareholders to elect succeeding Directors to fill the vacancies.

124.

A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company or in any other matters discussed at the meeting of the Directors shall declare the nature and relevant material contents of his interest at such meeting of the Directors. A Director cannot vote his own vote or on behalf of another Director in respect of any contract or proposed contract or arrangement when he may be interested therein. The voting right of such Director who cannot vote or exercise any voting right as prescribed above shall not be counted in the number of votes of Directors present at the board meeting (but shall still be counted in the quorum for such meeting).

125.	A Director who does anything for himself or on behalf of another person that is within the scope of the Company’s business shall declare the essential contents of such behaviour to the general meeting of the Shareholders and be approved by a Supermajority Resolution. Failure in obtaining such approval shall cause the Director being so interested be liable to account to the Company for any profit realised by any such behaviour if the general meeting so resolves by an Ordinary Resolution within one year from such behaviour.

126.	Notwithstanding the preceding Articles, a Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established.

127.	Subject to these Articles, any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

128.	The Directors shall cause all minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

129.	When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

130.	The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for summoning a general meeting of the Company, but for no other purpose.

131.	Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

132.	A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present.

133.	All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

134.	The following actions require the approval of a majority of the votes of the Directors present at a Board meeting attended by at least two-thirds of all Directors:

(a)	entering into, amendment to, or termination of any contract for lease of its business in whole, or for entrusted business, or for regular joint operation with others;

(b)	the sale or transfer of the whole or any material part of its business or assets;

(c)	taking over the transfer of another’s whole business or assets, which will have a material effect on the business operation of the Company;

(d)	the election of Chairman of the Board pursuant to these Articles;

(e)	issuance of corporate bonds;

(f)	the allocation of Employees’ Remunerations and Directors’ Remunerations pursuant to Article 136.

DIVIDENDS AND DISTRIBUTIONS

135.	Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor. For so long as the Shares are registered in the Emerging Market or listed on the TPEx or TSE, the Company shall not pay any dividends or bonuses if (a) it does not have earnings, or (b) it has not yet covered its losses.

136.	Subject to the Law, when allocating the earnings for each fiscal year, the Company shall, after paying all or reserving such amounts for applicable taxes and offsetting losses from previous years, set aside 10% of the balance as a reserve (the “10% Reserve”) and other special reserve or reverse special reserve pursuant to the Applicable Listing Rules, the Board of Directors may distribute the remaining earnings together with any undistributed retained earnings accrued from prior years of the Company as cash dividends and/or stock dividends to the Shareholders; provided that the dividends distributed to the Shareholders pursuant to this Article 136 shall comprise no less than 1% of the net profit after tax of the relevant fiscal year. The cash dividends shall comprise no less than 50% of the total dividends declared in such year.

Subject to the Law, where the Company incurs no loss it may by a Supermajority Resolution declare dividends and/or bonuses to the Shareholders out of from the 10% Reserve, the premium paid on the issuance of any share and income from endowments received by the Company; provided that, where the cash dividends and/or stock dividends are out of from the 10% Reserve, only the portion of the 10% Reserve which exceeds 25 percent of the paid-in capital of the Company may be distributed. Subject to Article 37, the Board of Directors shall prepare the plan of distributions and submit such plan for the approval of the Shareholders at the general meeting.

Unless otherwise provided in the Applicable Listing Rules, where the Company makes profits before tax for the annual financial year, the Company shall allocate (a) no less than 0.1% of such annual profits before tax for the purpose of employees’ remunerations (including employees of the Company and/or any subsidiaries of the Company) (the “Employees’ Remunerations”); and (b) a maximum of 1% of such annual profits before tax for the purpose of Directors’ remunerations (the “Directors’ Remunerations”). Notwithstanding the foregoing paragraph, if the Company has accumulated losses of the previous years for the annual financial year, the Company shall set aside the amount of such accumulated losses prior to the allocation of Employees’ Remunerations and Directors’ Remunerations. Subject to the Law, the Applicable Listing Rules and notwithstanding Article 151, the Employees’ Remunerations and the Directors’ Remunerations may be distributed in the form of cash and/or bonus shares, upon resolution by a majority votes at a meeting of the Board of Directors attended by two-thirds or more of the Directors. The resolutions of Board of Directors regarding the distribution of the Employees’ Remunerations and the Directors’ Remunerations in the preceding paragraph shall be reported to the Shareholders at the general meeting after such Board resolutions are passed.

While the Company is still at the growth stage, any balance earnings together with any undistributed retained earnings accrued from prior years of the Company may be distributed as cash dividends and/or bonus shares in accordance with the Law and Applicable Listing Rules, after taking into consideration the investment environment, capital requirement, domestic and overseas competition environment and capital budget of the Company current or future, as well as shareholders interest, balance of dividend and long term financial plan of the Company.

The Company shall not be required to set aside the 10% Reserve pursuant to this Article if and when the aggregate reserves from the 10% Reserve reach 100% of the paid-in capital of the Company.

137.	Any dividend may be paid by cheque sent through the post to the registered address or by remittance or otherwise to the designated account of the Shareholder or Person entitled thereto, or in the case of joint holders, to the representative of such joint holders at his registered address or to his designated account or to such Person and such address/account as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

138.	Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the number of the Shares held by the Shareholders.

139.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

140.	No dividend shall bear interest against the Company.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

141.	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

142.	The books of account shall be kept at the Office or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

143.	The Board of Directors shall prepare and submit the business report, financial statements, and surplus earning distribution or loss off-setting proposals to the annual general meeting of Shareholders for its ratification and after the meeting shall distribute to each Shareholder the copies of ratified financial statements and the resolutions on the earning distribution and/or loss offsetting and/or make them public pursuant to the Applicable Listing Rules.

144.	The Board shall keep copies of the yearly business report and financial statements at the office of its Shareholders’ Service Agent before ten (10) days of the annual general meeting and any of its Shareholders is entitled to inspect such documents during normal business hours of such service agent.

145.	Save for the Article 144 and Article 161, the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.

146.	The accounts relating to the Company’s affairs shall only be audited in such manner and with such financial year end as may be determined from time to time by the Directors, or required by the Applicable Listing Rules.

147.	The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Law and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

AUDIT

148.	The Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors and may fix his remuneration.

149.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

150.	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment, and at any time during their term of office, upon request of the Directors or any general meeting of the Members.

CAPITALISATION OF RESERVES OR PROFITS

151.	Subject to the Law, the Company may, with the authority of a Supermajority Resolution:

(a)	resolve to capitalise an amount standing to the credit of reserves (including a share premium account, capital redemption reserve, special capital reserve and profit and loss account), whether or not available for distribution;

(b)	appropriate the sum resolved to be capitalised to the Shareholders in proportion to the number of Shares held by them respectively for the purpose of the payment of bonuses in the form of Shares and apply that sum on their behalf in or towards paying up in full unissued Shares or debentures of a nominal amount equal to that sum, and allot the Shares or debentures, credited as fully paid, to the Shareholders, or partly in one way and partly in the other;

(c)	make any arrangements it thinks fit to resolve a difficulty arising in the distribution of a capitalised reserve or other funds and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Shareholders or other persons concerned) into an agreement with the Company providing for the allotment to the Shareholders or other persons respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, and any such agreement made under this authority being effective and binding on all those Shareholders or other persons; and

(e)	generally do all acts and things required to give effect to the resolution.

152.	For the avoidance of doubts, the allotment of bonus shares in connection with the Employees’ Remunerations and Directors’ Remunerations pursuant to Article 136 shall not require the approval of a Supermajority Resolution.

TENDER OFFER

153.	Upon the receipt of the copy of a tender offer application form and relevant documents by the Company or its litigation or non-litigation agent appointed pursuant to the Applicable Listing Rules, the Board of Directors shall, subject to the Applicable Listing Rules, proceed to, including but not limited to make resolution and public announcement.

SHARE PREMIUM ACCOUNT

154.	The Directors shall in accordance with the Law establish a share premium account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

155.	There shall be debited to any share premium account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Law, out of capital.

NOTICES

156.

Except as otherwise provided in these Articles, any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by facsimile, or by sending it through the post in a prepaid letter or via a recognised courier service, fees prepaid, addressed to such Shareholder at his address as appearing in the Register, or to the extent permitted by all applicable laws and regulations, by electronic means by transmitting it to any electronic mail number or address such Shareholder may have positively confirmed in writing for the purpose of such service of notices. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands as their representative in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

157.	Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

158.	Any notice or other document, if served by:

(a)	post or courier, shall be deemed to have been served five days after the time when the letter containing the same is posted or delivered to the courier;

(b)	facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)	electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

159.	Any notice or document delivered or sent by post to or left at the registered address of any Shareholder in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

160.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

INFORMATION

161.	The Board of Directors shall keep at the office of its Shareholders’ Service Agent in Taiwan copies of these Articles, the minutes of every meeting of the Shareholders and the financial statements, the Register of Members and the counterfoil of corporate bonds issued by the Company. Any Shareholder of the Company may request, by submitting evidentiary document(s) to show his/her interests involved and indicating the scope of interested matters, an access to inspect and to make copies of the Memorandum and Articles and accounting books and records.

Without prejudice to the rights set forth in these Articles, no Shareholder shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Board would not be in the interests of the members of the Company to communicate to the public.

162.	The Board shall be entitled to release or disclose to any regulatory or judicial authority any information in its possession, custody or control regarding the Company or its affairs to any of its Shareholder including, without limitation, information contained in the Register of Members and transfer books of the Company.

INDEMNITY

163.	Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles)and other officer for the time being and from time to time of the Company (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

164.	The Company may purchase and maintain insurance for the benefit of the Director or the officers of the Company against any liability incurred by him/her in his/her capacity as a Director or officer, as applicable, in order to minimize the relevant indemnity liabilities incurred or sustained by the Company and the Shareholders.

165.	No Indemnified Person shall be liable to the Company unless such liability arises through such Indemnified Person’s own dishonesty, wilful default or fraud.

NON-RECOGNITION OF TRUSTS

166.	Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Law requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors in their absolute discretion.

FINANCIAL YEAR

167.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on December 31st in each year and shall begin on January 1st in each year.

WINDING- UP

168.	If the Company shall be wound up, and the assets available for distribution amongst the Shareholders shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Shareholders in proportion to the number of the Shares held by them. If in a winding up the assets available for distribution amongst the Shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Shareholders in proportion to the number of the Shares held by them at the commencement of the winding up. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

If the Company shall be wound up, the liquidator may, with the sanction of an Special Resolution and any other sanction required by the Law and in compliance with the Applicable Listing Rules, divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any asset whereon there is any liability.

169.	The Company shall keep all statements, records of account and documents for a period of ten years from the date of the completion of liquidation, and the custodian thereof shall be appointed by the liquidator or the Company by Ordinary Resolution.